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                   [SATURN ELECTRONICS AND ENGINEERING, INC.]


                                August 10, 1999


VIA FACSIMILE
-------------

Mr. William Healey
President and CEO
Smartflex Systems, Inc.
14312 Franklin Avenue
Tustin, CA 92781

Dear Bill:

     The purpose of this letter is to notify Smartflex Systems, Inc. that SSI Acquisition Corp. has decided to extend to 12:00 midnight, New York City time on August 25, 1999 the expiration date of its offer to purchase all of the issued and outstanding shares of common stock of Smartflex Systems, Inc. If you have any questions, please give me a call.

Sincerely,

/s/ WALLY TSUHA
------------------------
    Wally Tsuha,
    President and CEO


cc: Nick E. Yocca, Esq. (via facsimile)
    Donald J. Kunz, Esq. (via facsimile)